                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12



                              i-STAT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                               i-STAT CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                  May 30, 2001

                                  ------------

TO THE STOCKHOLDERS OF i-STAT CORPORATION:

               NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of i-STAT Corporation, a Delaware corporation ("i-STAT" or the "Company"), will be held at i-STAT Corporation, located at 104 Windsor Center Drive, East Windsor, New Jersey, on Wednesday, May 30, 2001, at 10:00 A.M., local time, for the following purposes:

               I. To elect five members of the Board of Directors, each to serve until the next annual meeting.

               II. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company's 2001 financial statements.

               III. To amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 25,000,000 shares to 50,000,000 shares.

               IV. To transact such other business as may properly come before the meeting.

               The Board of Directors has fixed April 16, 2001 as the record date for determining the holders of the Company's Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on April 16, 2001 will be entitled to notice of and to vote at the meeting.

               We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.








East Windsor, New Jersey                                      Esteban A. Ferrer
April 30, 2001                                                Secretary
                               i-STAT CORPORATION
                            104 WINDSOR CENTER DRIVE
                         EAST WINDSOR, NEW JERSEY 08520

                                 PROXY STATEMENT

               The accompanying proxy is solicited by the Board of Directors of i-STAT Corporation (the "Company") for use at the 2001 Annual Meeting of Stockholders to be held on Wednesday, May 30, 2001. Copies of this proxy statement and the accompanying proxy are being mailed on or about April 30, 2001, to the holders of record of the Company's Common Stock, par value $.15 per share ("Common Stock"), as of April 16, 2001. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. Some of the directors, officers and regular employees of the Company may, without additional remuneration, solicit proxies personally and by telephone or mail. The Company has retained Morrow & Co., Inc. to assist in the solicitation at a cost of $5,000 to the Company, excluding the expenses and disbursements of that firm.

               The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy. If no specification as to the election of directors or the other subjects is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted for the election as directors of the nominees listed herein, and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting such proxies.

               Holders of Common Stock of record at the close of business on April 16, 2001 will be entitled to one vote per share held of record on all business of the meeting. On April 16, 2001, there were 18,520,182 shares of Common Stock outstanding. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining the presence of a quorum to conduct business at the meeting.

               If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Under Delaware law, the Company's Certificate of Incorporation and By-laws, shares represented by proxies as to which a stockholder abstains or withholds authority from voting on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director, will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

               The approval of all other matters scheduled to be brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon. Under Delaware law, the Company's Certificate of Incorporation and By-laws, shares represented by proxies which are marked "for", "against" or "abstain" with respect to these other matters will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters will have the same legal effect as a vote against the matter. Shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) will not be counted for purposes of determining whether these other matters have been approved and therefore will have no impact on the vote on any such matter.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

               Five directors are to be elected at the 2001 Annual Meeting of Stockholders to serve until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

               The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

               The nominees for election to the Company's Board of Directors are:

               MR. WILLIAM P. MOFFITT. Mr. Moffitt, 54, is the President and Chief Executive Officer of the Company. He has held various offices since he joined the Company as Executive Vice President in July 1989. He has served as Chief Executive Officer of the Company since February 1993, as President since November 1991 and as a director since May 1990.

               J. ROBERT BUCHANAN, M.D. Dr. Buchanan, 73, has served as Chairman of the Company's Board of Directors since February 1999, and as a director since February 1995. From June 1994 to November 1996, he was Chairman and Chief Executive of World Care, a corporation established by Massachusetts General Hospital that specializes in the transmission of clinical images between healthcare facilities. He was General Director of Massachusetts General Hospital from June 1982 through June 1994. He currently serves on the Board of Trustees of the Aga Khan University, Karachi, Pakistan. He is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Buchanan holds his M.D. from Cornell University Medical School.

               MR. STEPHEN D. CHUBB. Mr. Chubb, 57, has served as a director of the Company since February 1999. He is a founder of Matritech, Inc., a company engaged in the development and commercialization of cancer diagnostic products, and has been its Chairman since October 1993 and a director and its Chief Executive Officer since Matritech's founding in 1987. He currently serves as a director of Charles River Laboratories, a public sciences company, as a trustee of Mt. Auburn Hospital, and as a director of several privately held companies. Mr. Chubb is a Certified Public Accountant.

               MR. LIONEL N. STERLING. Mr. Sterling, 64, has served as a director of the Company since May 1990. From July 1988 to 1992, he was Managing Partner of Whitehead/Sterling, an investment management firm, and since January 1987 he has been President of Equity Resources, Inc., a private investment company. He currently is a director of several privately held companies. Mr. Sterling holds an M.B.A. in Finance from New York University.

               MS. ANNE M. VANLENT. Ms. VanLent, 53, has served as a director of the Company since July 1999. Since October 2000, Ms. Van Lent has served as Executive Vice President, Portfolio Management for Sarnoff Corporation, which is engaged in the discovery and development of innovative electronics-based technologies, and from October 1997 to October 2000, Ms. VanLent served as Sarnoff Corporation's Vice President of Ventures and Licensing. Previously, Ms. VanLent served as President of AMV Associates, an emerging growth healthcare consulting firm from March 1994 through August 1997, and as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a biotechnology company, from 1985 through 1993. She currently serves on the board of directors of Penwest Pharmaceuticals Co., a public company engaged in the research, development and commercialization of novel drug delivery systems and serves as a director of several private emerging growth companies.

               All directors hold office until the next annual meeting of the Company's stockholders and until the election and qualification of their successors, or their earlier resignation or removal. Each director who is not also an employee of the Company (an "Outside Director") receives an annual retainer of $33,333, payable in quarterly installments of approximately $8,333 each, for serving on the Board of Directors. In recognition of the increased services and time commitment required of a director who also serves as Chairman of the Board of Directors, the Chairman of the Board of Directors receives an additional annual retainer of $10,000, payable in quarterly installments of approximately $2,500 each. In addition, Outside Directors are awarded compensation in the form of restricted shares of Common Stock ("Restricted Shares") and options to purchase shares of Common Stock ("Options" and collectively with Restricted Shares, the "Awards") under the Company's Equity Incentive Plan (the "Incentive Plan"). Under the terms of the Incentive Plan, Outside Directors are automatically awarded, upon their election or re-election as Outside Directors, non-statutory Options to purchase that number of shares of Common Stock ("Shares") which results in an Options value of approximately $33,333 (using a commonly used valuation model and certain Company-specific assumptions), and a number of Restricted Shares which, when divided by the then fair market value (determined under the Incentive Plan) of a Share, have a fair market value of approximately $33,333. These Awards are pro rated for Outside Directors who are elected between annual stockholder meetings. The Options are exercisable and the Restricted Shares are fully vested the day that is the later of 30 days after the award date or the day immediately preceding the end of the fiscal quarter of the Company in which they are awarded. The Options expire after five years.

               Directors who are employees may receive awards in their capacity as Company employees, as described elsewhere in this Proxy Statement.

               The following table sets forth the number of Restricted Shares and the number of Shares subject to Options granted under the Incentive Plan to each of the Company's current Outside Directors during the year ended December 31, 2000, and the exercise price per share for such Options.

                                     NUMBER OF                   SHARES        EXERCISE
                                    RESTRICTED        DOLLAR     SUBJECT      PRICE PER
NAME                                  SHARES          VALUE     TO OPTIONS      SHARE
----                                  ------          -----     ----------      -----
J. Robert Buchanan
(Chairman of the Board)......         2,564          $33,332       3,737       $13.00
Stephen D. Chubb.............         2,564          $33,332       3,737       $13.00
Lionel N. Sterling...........         2,564          $33,332       3,737       $13.00
Anne M. VanLent..............         2,564          $33,332       3,737       $13.00


               The Board of Directors held eight regular meetings and two special meetings during 2000. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he was a member held during the period he served thereon.

               The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

               The Audit Committee, which met on four occasions during 2000, has responsibility for reviewing the Company's annual and quarterly financial results and financial position, the scope and results of independent accountant reviews and audits of the Company's financial statements, and the accounting standards and principles followed in preparing the Company's financial statements; evaluating the Company's system of internal accounting controls; recommending to the Board the appointment of the independent accountants; and reviewing the Company's financial reporting activities. The current members of the Audit Committee, of which Mr. Sterling is the Chairman, are Messrs. Chubb and Sterling.

               The Compensation Committee, which met on two occasions during 2000, has responsibility for (i) reviewing and making recommendations to the Board of Directors with respect to executive officer compensation, Company performance objectives applicable to long-term and annual incentive compensation programs, compensation for Outside Directors and employee compensation policies generally; and (ii) administering the Incentive Plan and the Company's 1985 Stock Option Plan. The current members of the Compensation Committee, of which Mr. Chubb is the Chairman, are Mr. Chubb, Dr. Buchanan and Ms. VanLent. Ms. VanLent was elected to the Compensation Committee on May 24, 2000 in the place of Mr. Sterling.

               The Nominating Committee, which met on three occasions in 2000, has responsibility for reviewing and making recommendations to the Board regarding Board composition and structure and the nature and duties of Board committees; establishing criteria for membership on the Board and its committees; recommending to the Board qualified persons to be nominated for election or re-election as directors and officers of the Board, and for election as committee members and committee chairpersons; reviewing the Chief Executive Officer's nomination of corporate officers and making recommendations to the Board with respect to such persons; reviewing and making recommendations to the Board with respect to the executive management needs of the Company; and considering suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in Section 12 of
Article II of the Company's By-laws, a copy of which may be obtained upon request of the Company at the address listed herein. The current members of the Nominating Committee, of which Ms. VanLent is the Chairwoman, are Dr. Buchanan and Ms. VanLent.

               The Executive Committee has responsibility for ensuring the ability of the Board to deliberate on all matters, except certain major corporate events, during intervals between meetings of the Board. It did not meet during 2000. The members of the Executive Committee, of which Dr. Buchanan is the Chairman, are Dr. Buchanan and Messrs. Chubb and Moffitt.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and executive officers and persons, if any, owning more than ten percent of a class of the Company's equity securities ("10% Stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's equity and equity derivative securities. Based solely upon a review of the copies of such reports furnished to the Company, or written representations from reporting persons, the Company believes that during 2000 all filing requirements applicable to its executive officers, directors and 10% Stockholders were met, except that Dr. Buchanan was delinquent in filing a Form 5.

                                   PROPOSAL II

         APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

GENERAL

               On April 19, 2001, the Board of Directors approved an amendment to the Company's Restated Certificate of Incorporation to permit the Company to issue up to 50,000,000 shares of common stock, par value $.15 per share ("Common Stock"). This is an increase of 25,000,000 shares from the 25,000,000 shares the Company currently is authorized to issue. The Board of Directors directed that the amendment be submitted for the approval of the stockholders. The form of the proposed amendment is attached to this proxy statement as Annex 1. No change is being proposed to the authorized number of shares of Preferred Stock.

CURRENT USE OF SHARES


               As indicated above, the Company currently is permitted to issue up to an aggregate of 25,000,000 shares of Common Stock. As of April 16, 2001, 18,520,182 shares of Common Stock were issued and outstanding. Approximately 5,300,000 shares have been reserved for issuance under the Company's compensation and benefit plans, of which approximately 2,527,832 shares are covered by outstanding options and approximately 1,168,783 shares are available for future grant. In addition, 39,215 shares have been reserved for issuance in connection with the grant of a stock option to a consultant to the Company. Based upon the foregoing number of outstanding and reserved shares of Common Stock, as of April 16, 2001, the Company has approximately 2,743,988 shares of Common Stock, including treasury stock, available for other purposes.


PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

               The additional shares of Common Stock will be available for future financings and strategic transactions, employee benefit programs and other general corporate purposes. The Company regularly monitors capital raising alternatives in order to take advantage of opportunities to supplement its current working capital upon favorable terms, including joint ventures, strategic corporate partnerships or other alliances and the sale of equity and/or debt securities. The Company's need, if any, to raise additional funds to meet its working capital and capital requirements will depend upon numerous factors, including the results of its marketing and sales activities, its new product development efforts, manufacturing efficiencies and manufacturing plan expansion plans, the outcome of ongoing litigation and competitive conditions. The Company anticipates that it will need to raise a significant amount of capital in order to fund long-term product development programs and manufacturing capacity needs. In addition, the Company believes that the availability of additional authorized but unissued shares of Common Stock will provide it with the flexibility to issue Common Stock for strategic acquisitions and other general corporate purposes that may be identified in the future.

               The increased number of authorized shares of Common Stock will be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware general corporate law, the federal securities rules or under the rules of any national securities exchange or market on which the shares of Common Stock are listed at the time.

               Newly authorized shares of Common Stock will have the same relative rights and preferences as the presently authorized shares of Common Stock, including the right to cast one vote per share. Stockholders do not have preemptive rights. Although the authorization would not, in itself, have any effect on the rights of stockholders, issuance of additional shares of Common Stock for other than a stock split or dividend could, under certain circumstances, have a dilutive effect on voting rights and earnings per share.

               While the issuance of additional shares in certain instances may have the effect of forestalling a hostile takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type. All shares of the Company's Common Stock are entitled to the benefits provided in the Stockholder Protection Agreement between the Company and First Union National Bank, dated as of June 29, 1995 (the "Rights Agreement").

Pursuant to the Rights Agreement, the Company declared a dividend distribution of rights (each, a "Right") to purchase a certain number of units at a price of $104.00, subject to adjustment. The Rights are deemed to attach to and trade together with the Common Stock. Each unit is equal to one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company. Rights are distributed in connection with issuances of shares of Common Stock. The Rights are not exercisable until the occurrence of certain events enumerated in the Rights Agreement. Until a Right is exercised, no holder of Rights will have rights as a stockholder of the Company (other than rights resulting from such holder's ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

VOTE REQUIRED

               The amendment of the Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 25,000,000 to 50,000,000 shares requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote thereon.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
               VOTE "FOR" SUCH AMENDMENT OF THE COMPANY'S RESTATED
                          CERTIFICATE OF INCORPORATION


                                  PROPOSAL III

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

               Subject to stockholder ratification, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent auditors to audit the Company's financial statements for 2001. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

               PricewaterhouseCoopers LLP has audited the Company's financial statements since the inception of the Company. Services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2000 included: audit of the Company's financial statements, review of the Company's filings with the Securities and Exchange Commission, and consultation on matters related to accounting, taxation and financial reporting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2001 Annual Meeting of Stockholders, at which they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                          VOTE "FOR" SUCH RATIFICATION


                                IV OTHER BUSINESS

               The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or of which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will vote proxies with respect to such matter in accordance with their best judgment.

RELATIONSHIP WITH INDEPENDENT AUDITORS

               The firm of PricewaterhouseCoopers LLP has audited the Company's financial statements since the inception of the Company. As stated in Proposal III, the Board of Directors has appointed PricewaterhouseCoopers LLP to audit the Company's financial statements for 2001. The following table shows the aggregate fees billed to the Company for professional services rendered for the fiscal year ended December 31, 2000. The Audit Committee has considered and determined that the fees disclosed in the following table are compatible with the maintenance of the independent auditors' independence.

                   FISCAL 2000 INDEPENDENT AUDITOR FEE SUMMARY

                                  FINANCIAL INFORMATION SYSTEMS
          AUDIT FEES(1)             DESIGN AND IMPLEMENTATION(2)         ALL OTHER FEES(3)
          -----------               --------------------------           ---------------
            $149,132                            $0                           $217,719

1 Aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and review of the financial statements included in the Company's Forms 10-Q for the same period.

2 Aggregate fees billed for professional services rendered in connection with financial information systems design and implementation which, subject to certain exceptions, may include (i) directly or indirectly operating, or supervising the operation of, the Company's information system or managing the Company's local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's audited financial statements as a whole.

3 Aggregate fees billed for professional services rendered for the year ended December 31, 2000, other than services covered in the first two columns of this table.



                             AUDIT COMMITTEE REPORT

Dear Stockholders:

        The Audit Committee is responsible for reviewing the Company's annual and quarterly financial results and financial position, the scope and results of independent accountant reviews and audits of the Company's financial statements, and the accounting standards and principles followed in preparing the Company's financial statements; evaluating the Company's system of internal accounting controls, recommending to the Board the appointment of the independent auditors; and reviewing the Company's financial reporting activities. Current members of the Audit Committee are Lionel N. Sterling and Stephen D. Chubb. Nasdaq listing standards require that, by June 2001, all Nasdaq-listed companies have audit committees composed of three outside, independent directors, two of whom meet certain independence requirements. These standards apply to the Company. We intend to make the necessary change in our Audit Committee composition to comply with these standards. The Audit Committee held four meetings during 2000.

        The Audit Committee acts pursuant to a written charter which was first adopted and approved by the Board of Directors on January 29, 1997. That charter is reviewed at least annually by the Audit Committee and the Board of Directors. A copy of the Audit Committee's current charter is attached to this Proxy Statement as Appendix A.

        In connection with the Company's consolidated financial statements for the year ended December 31, 2000, the Audit Committee (1) reviewed with representatives of Pricewaterhouse Coopers LLP ("PwC"), the Company's independent auditors, their audit plans, scope and identification of audit risks; (2) reviewed and discussed the audited financial statements with Company management and with representatives of PwC; (3) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and (4) received from PwC the disclosures required by Independence

Standards Board No. 1 (Independence Discussions with Audit Committees), and discussed the independence of PwC with its representatives. The Audit Committee also discussed with management and PwC the quality and adequacy of the Company's internal controls. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board concurred in such recommendation, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the U.S. Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of PwC to audit the Company's 2001 consolidated financial statements, and the Board of Directors concurred in such recommendation.

                               THE AUDIT COMMITTEE

                      Lionel N. Sterling           Stephen D. Chubb
                      (Chair)


                          COMPENSATION COMMITTEE REPORT

Dear Stockholders:

               Responsibility for determining compensation of the Company's executive officers for services rendered during 2000 rested with the Company's Board of Directors, which in making its decisions relied in part upon the recommendations of the Compensation Committee. The Compensation Committee currently consists of three outside directors: Dr. Buchanan, Mr. Chubb (who serves as Chair) and Ms. VanLent. The Compensation Committee held four meetings during 2000 and 2001, which were dedicated to making compensation decisions in respect of services rendered in 2000.

               In determining the compensation of the Company's executive officers, the Board of Directors has adopted a compensation strategy which seeks to attract and retain executives of high caliber who are capable of leading the Company in a complex, competitive and changing industry by rewarding superior performance and emphasizing equity participation in order to align the interests of Company management with those of its stockholders. The principal components of the Company's executive officers' compensation are salary, annual incentive bonuses (cash and stock options and/or restricted stock) and a long-term incentive component (stock options and/or restricted stock). Salaries of the Company's executive officers are set at levels intended to be competitive with salaries for executives with comparable responsibilities at comparable companies. Stock option and restricted stock grants and cash bonuses are employed to enhance the competitiveness of compensation packages, to reward exemplary performance and to provide incentive for reaching further performance goals. From time to time, the Compensation Committee has employed compensation consultants to assist it in designing the components of the Company's executive officer compensation packages and in determining the competitiveness of such packages.

               In 1997, the Board of Directors established an annual incentive program ("AIP"), pursuant to which stock option grants and cash bonuses for all of the Company's employees, including executive officers, are awarded based on achievement of certain quantitative and qualitative criteria, some of which relate to Company performance and others of which relate to the performance of the individual employee and/or the performance of functional units. The Company performance criteria are selected by the Board of Directors, based on recommendations made by the Compensation Committee. Awards to the Company's Chief Executive Officer have been based on achievement of the Company performance criteria, but also can be based on achievement of individual performance criteria set by the Board of Directors based on recommendations made by the Compensation Committee. Awards to the other executive officers are based on achievement of Company, individual and functional unit performance criteria. Individual and functional unit performance criteria for other executive officers are set by the Company's Chief Executive Officer, who also evaluates performance against such criteria. The performance of all executive officers against the applicable criteria is reviewed with the Compensation Committee and the Board of Directors.

               In 1997, the Board of Directors also established a long-term incentive program ("LTIP"), pursuant to which stock options have been awarded to all of the Company's employees, including executive officers, at the beginning of each fiscal year, in order to tie a significant portion of the employees' long-term compensation to the continued growth of the Company and appreciation in the Company's Common Stock.

               Company performance criteria selected by the Compensation Committee and approved by the Board of Directors under the AIP and LTIP for 2000 included increases in revenues, new product introductions, progress in new product development and improvements in the efficiency of manufacturing operations. For each such criteria, the Compensation Committee recommended and the Board of Directors approved the establishment of "minimum", "target" and "maximum" award levels. With respect to 2000 performance, the Compensation Committee recommended, and the Board of Directors approved, the making of awards under the AIP and LTIP on the basis of 80% achievement of the "target" award level.

               With respect to the compensation of William P. Moffitt, the Company's President and Chief Executive Officer, his 2000 base salary was set at $350,000, which represents an increase of $15,000 from his 1999 base salary. In setting Mr. Moffitt's 2000 salary, the Compensation Committee and the Board of Directors considered the competitiveness of Mr. Moffitt's base salary (when compared with the base salaries of individuals having comparable responsibilities at similar companies), and also recognized Mr. Moffitt's leadership in the achievement by the Company of certain strategic initiatives during 1999.

               Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder, no federal income tax deduction by a publicly-held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million.
Section 162(m) excludes "performance based" compensation from its deductibility limits. The compensation realized upon the exercise of stock options is considered "performance based" if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company's stockholders and has a limit on the total number of shares that may be covered by options issuable to any plan participant in any twelve-month period. Stock options currently held by Company employees, including executive officers, were granted under both the Company's 1985 Stock Option Plan, which does not comply with such requirements, and the Company's Equity Incentive Plan, which does.

               In 1999, the Compensation Committee and the Board of Directors took several steps to improve the competitiveness of the equity compensation components of the Company's executive officers' total compensation packages, and to better align the interests of such individuals with the new strategic direction of the Company represented by the alliance with Abbott Laboratories concluded in late 1998. One of these steps was the award to such officers of an aggregate of 310,000 shares of restricted stock. To the extent that the total compensation received by an individual award recipient exceeds $1 million in the year in which such award is recognized, no federal income tax deduction is available to the Company for these awards due to the limitations of Section 162(m). However, the compensation realized upon the exercise of options granted to such officers during 2000, and options granted to the Company's officers in respect of 2000 performance under the AIP and LTIP, will be deductible under
Section 162(m) because such options were granted under the Company's Equity Incentive Plan. To the extent that in 2001 Mr. Moffitt exercises a significant number of stock options that were granted to him under the 1985 Stock Option Plan and, as a result, Mr. Moffitt's compensation for 2001 exceeds $1 million, the Compensation Committee would expect the Section 162(m) limitations to affect the deductibility of such excess.

               The Compensation Committee believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy. This is especially true while the Company continues to generate operating losses, or has net operating losses available to be applied against its taxable income. Nevertheless, the Compensation Committee intends to continue to evaluate the Company's compensation programs in light of the Section 162(m) requirements.

                           THE COMPENSATION COMMITTEE

J. Robert Buchanan, M.D.                    Stephen D. Chubb            Anne M. VanLent
(Chairman of the Board of                   (Committee Chair)
Directors)

                             EXECUTIVE COMPENSATION

               The following tables show for the periods indicated the compensation paid to, or accrued for the benefit of, the Company's Chief Executive Officer and each other executive officer of the Company whose aggregate remuneration exceeded $100,000 for services rendered to the Company during the year ended December 31, 2000 (collectively, the "Named Executive Officers").

                                                                                                    LONG TERM

                                                         ANNUAL COMPENSATION                  COMPENSATION AWARDS 1/
                                              -------------------------------------------     ----------------------

                                                                             OTHER ANNUAL  RESTRICTED     SECURITIES
                                                                             COMPEN-       STOCK          UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR  SALARY ($)   BONUS ($)   SATION ($)    AWARDS($)      OPTIONS (#)   COMPENSATION
---------------------------                   ----  ----------   ---------   ------------  ---------      -----------   ------------
William P. Moffitt, President and Chief       2000  $350,000     $57,400 3/        --           --            6,028 2/  $   552 4/
Executive Officer                                                                                                       $ 9,735 5/

                                              1999  $335,000          --           --      $2,218,750 7/     44,143 2/  $   319 4/
                                                                                                                        $ 9,375 5/
                                              1998  $335,000     $47,285 3/        --           --           47,820 2/  $   432 4/
                                                                                                            200,000 6/  $ 9,862 5/

Roger J. Mason, Vice President of             2000  $245,000     $25,615 3/        --           --            3,074 2/  $   552 4/
Finance, Chief Financial Officer and
Treasurer                                     1999  $235,000     $10,000 3/        --        $177,500 7/     19,410 2/  $   319 4/
                                                                                                             44,000 7/
                                              1998  $235,000     $27,642 3/        --           --           22,400 2/  $   261 4/

Michael Zelin, Executive Vice President,      2000  $235,000     $42,394 3/        --           --            3,816 2/  $   240 4/
Chief Technology Officer

                                              1999  $196,333     $25,000 3/        --        $177,500 7/     21,292 2/  $    90 4/
                                                                                                             36,000 7/
                                                                                                            100,000 8/
                                              1998  $178,000     $25,125 3/        --           --           21,670 2/  $    99 4/

Noah J. Kroloff, Vice President,              2000  $170,000     $20,910 3/        --           --            2,509 2/  $   216 4/
International Sales and Marketing and
Corporate Development                         1999  $157,917     $15,000 3/        --        $177,500 7/     12,775 2/  $    90 4/
                                                                                                             33,000 7/
                                              1998  $147,500     $20,820 3/        --           --           12,555 2/  $    99 4/

1/ The Company did not award any stock appreciation rights to the Named Executive Officers or make any long-term incentive plan payouts in 2000.

2/ Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to the Company's Annual Incentive Program, Long-Term Incentive Program or in lieu of a salary increase.

3/ Represents cash bonus awarded in respect of the year noted but not actually received or granted until the subsequent year.

4/      Represents amounts paid by the Company for life insurance premiums.

5/      Represents payment for leased automobile.

6/ Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to employment contract.

7/ Represents shares of Common Stock issuable upon exercise of stock options awarded as a special incentive to Executive Officers.

8/ Represents shares of Common Stock issuable upon exercise of stock option awarded in recognition of performance and election to the office of Senior Vice President.

                   TABLE OF OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED RATES OF STOCK PRICE
                                                     INDIVIDUAL GRANTS                          APPRECIATION FOR OPTION TERM 1/
                           -----------------------------------------------------------------    -------------------------------

                                           % OF TOTAL
                                           OPTIONS
                                           GRANTED TO           EXERCISE OR
                           OPTIONS         EMPLOYEES IN         BASE PRICE       EXPIRATION
NAME                       GRANTED 2/ (#)  FISCAL YEAR          ($/SH)           DATE               5% ($)            10% ($)
----                       --------------  -----------          -------------    -----------        ------            -------

William P. Moffitt            6,028 3/           1.12%              $21.375        2/6/2011          $209,894         $334,233


Roger J. Mason                3,074 3/            .57%              $21.375        2/6/2011          $107,036         $170,443



Michael Zelin                 3,816 3/            .71%              $21.375        2/6/2011          $132,873         $211,585


Noah J. Kroloff               2,509 3/            .47%              $21.375        2/6/2011           $87,363         $139,116

-------------------

1/ The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594, respectively, at the end of the term.

2/ All options were granted under the Company's Incentive Plan. The exercise prices were based on the fair market value (as determined in accordance with the Incentive Plan, as the case may be) of the shares of Common Stock at the time the options were granted. Payment of the exercise price may be in cash or by any other lawful means authorized by the Board of Directors. Generally, options terminate ten years after the date of grant or within three months following termination of the optionee's employment, whichever occurs earlier.

3/ Such stock options were awarded in February 2001 pursuant to the Company's Annual Incentive Program to recognize and reward performance in 2000. Such stock option awards are exercisable over a three year period (50% after the first anniversary of the date of grant and an additional 25% after each of the second and third anniversaries of the date of grant).


                           OPTION YEAR-END VALUE TABLE
                       (2000 Fiscal Year-End Option Value)

                       Shares          Value             Number of Securities                Value of Unexercised
                       Acquired on     Realized          Underlying Unexercised              In-the-Money Options at
Name                   Exercise        ($)               Options at Fiscal Year-End          Fiscal Year-End ($) 1/
----                   --------        ------------      --------------------------          --------------------

                                                         Exercisable       Unexercisable     Exercisable       Unexercisable
                                                         -----------       -------------     -----------       -------------
William P. Moffitt           --               --             272,178           284,651          $3,261,239        $3,082,759
Roger J. Mason               --               --              86,328            80,147            $627,628        $1,056,142
Michael Zelin                --               --             111,518           137,563          $1,406,207        $2,194,763
Noah J. Kroloff              --               --              93,230            45,025          $1,084,748          $699,630

-------------------------

1/ The dollar values have been calculated by determining the difference between $26.44, the closing price of the securities underlying the options on December 31, 2000 and the exercise price of the options.

               The Company does not have a defined benefit or actuarial pension plan. During 2000, the Company did not have a "long-term incentive plan", and the Company did not make any "long-term incentive awards", as such terms are defined in Item 402 of Regulation S-K. During 2000, none of the Named Executive Officers exercised any stock options.

PERFORMANCE GRAPH

               The following is a line graph comparison of the Company's yearly percentage change in cumulative total stockholder return for the fiscal year ended December 31, 2000, assuming an investment of $100 on January 1, 1995 and dividend reinvestment, with that of the NASDAQ Index and the Company's Index of Comparable Companies.

                   i-STAT CORPORATION STOCK PRICE PERFORMANCE

----------------------------------------------------------------------
                        1995    1996    1997    1998    1999    2000
----------------------------------------------------------------------
i-STAT CORPORATION      100.00   73.08   48.65   23.08   44.62   81.35
----------------------------------------------------------------------
SIC CODE INDEX          100.00  105.58  131.17  168.05  176.08  259.42
----------------------------------------------------------------------
NASDAQ MARKET INDEX     100.00  124.27  152.00  214.39  378.12  273.66
----------------------------------------------------------------------

----------------

* See Appendix B for the identity of the issuers in the peer group used by the Company for this comparison. These issuers are the companies appearing under the Standard Industrial Classification Code 3845 for electromedical and electrotherapeutic apparatus.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

               In January 1998, the Company entered into a five-year employment agreement (the "Employment Agreement") with Mr. Moffitt pursuant to which the Company is obligated to pay Mr. Moffitt an annual salary of $335,000 or such greater amount as the Company's Board of Directors may approve from time to time ("Base Salary"). If the Company's Annual Incentive Plan ("AIP") remains in place, the Company is also required to pay Mr. Moffitt an annual bonus for each fiscal year, consisting of between 7.5% and 25% of the Base Salary in cash, and stock options to purchase between 11,500 and 34,500 shares of Common Stock, assuming that the performance criteria set by the Board under the AIP with respect to such year are met or exceeded. Upon termination of Mr. Moffitt's employment in certain circumstances, including Mr. Moffitt's resignation following a Change in Control of the Company (as defined in the Employment Agreement), the Company also is obligated to pay Mr. Moffitt a lump sum payment of up to twice his Base Salary plus a cash bonus equal to 15% of his Base Salary, and in such circumstances, the Company also is obligated to continue certain of Mr. Moffitt's employment benefits for a period of time after termination of his employment. The agreement also provides for reimbursement to Mr. Moffitt for any excise tax imposed by Section 4999 of the Code on any portion of his compensation or benefits payable under the Employment Agreement in connection with a Change in Control and any such excise tax and any other taxes imposed by the Internal Revenue Code or under state law on the reimbursement for any such excise taxes. Under the Agreement, Mr. Moffitt also was awarded an option under the Company's 1985 Stock Option Plan (the "1985 Plan") to purchase up to 200,000 shares of Common Stock. Such option is not exercisable prior to January 2003, at which time it becomes fully exercisable, except that, in certain circumstances involving the cessation of Mr. Moffitt's employment with the Company, in addition to the early exercisability provisions in the 1985 Plan described below, such option may be exercised with respect to the greater of (i) 100,000 shares of Common Stock or (ii) that number of shares of Common Stock which bears the same proportion to 200,000 shares of Common Stock as the number of days elapsed since the date of the Agreement bears to its term.

               In February 1999, the Company entered into a stock award agreement (the "Stock Award Agreement") with Mr. Moffitt under which he was awarded 250,000 shares of Common Stock under the Incentive Plan (the "Restricted Shares"). Of the Restricted Shares, 50,000 shares immediately vested. The remaining shares (the "Unvested Shares") will vest at the end of three years, subject to accelerated vesting or forfeiture as described below. The Unvested Shares will vest immediately upon (a) the termination by the Company of Mr. Moffitt's employment without Cause (as defined), (b) the occurrence of a Change in Control of the Company (as defined under the Employment Agreement) or (c) the voluntary resignation of Mr. Moffitt due to a Diminution of Responsibility (as defined). The greater of (a) 100,000 Unvested Shares, and (b) a pro-rata portion of the Unvested Shares (based on the number of days worked between the date of the Stock Award Agreement and the end of its term) will vest upon Mr. Moffitt's death or the termination by the Company of Mr. Moffitt's employment due to his Permanent Disability (as defined) prior to the end of the three-year term of the Stock Award Agreement. The Unvested Shares are subject to immediate forfeiture upon Mr. Moffitt's voluntary resignation or the termination by the Company of Mr. Moffitt's employment for Cause. The Company has agreed to loan (the "Loan") to Mr. Moffitt, from time to time, an amount equal to the federal, state and local income taxes payable by Mr. Moffitt in connection with the award of the Restricted Shares. The Loan bears interest annually at the minimum applicable federal rate and is required to be repaid over a three-year period. The aggregate principal amount of the Loan as of April 13, 2001 was $972,786. One-third of the Loan will be forgiven by the Company on each anniversary of the Loan so long as Mr. Moffitt remains employed by the Company. The forgiveness of the Loan is subject to acceleration under the same circumstances that the vesting of the Unvested Shares will be accelerated (except that the Loan will be forgiven upon the termination of Mr. Moffitt's employment due to death or Permanent Disability). The Loan is payable by Mr. Moffitt prior to maturity within 180 days after his voluntary resignation from the Company or the termination of his employment by the Company for Cause. The Company also has agreed to make additional payments to Mr. Moffitt to the extent he incurs any additional federal, state or local income taxes in connection with the forgiveness of the Loan or to the extent he faces any other tax liability as a result of the award of the Restricted Shares. Mr. Moffitt is required to pay to the Company any after-tax profits realized in connection with his exercise of certain designated stock options and the sale of the Common Stock underlying such options, up to the total amount of the Loan, whether or not forgiven.

               In July 1996, Mr. Mason entered into an agreement with the Company pursuant to which, upon Mr. Mason's termination by the Company for any reason other than due cause (as defined in the agreement), the Company is obligated to pay Mr. Mason's salary and continue to make health and dental benefits contributions for a term of up to nine months if Mr. Mason has not found employment or commenced self-employment prior to then. Any such continuing salary payments shall be reduced to the extent Mr. Mason receives, during the nine-month period, any payments under the Company's disability insurance coverage.

               In April 1994, Mr. Kroloff entered into an agreement with the Company pursuant to which, upon termination of Mr. Kroloff's employment by the Company for any reason other than gross misconduct or cause, the Company is obligated to continue to pay Mr. Kroloff's salary for four months, with such compensation continuing for up to a total of eight months if Mr. Kroloff has not found employment or commenced self-employment prior to the expiration of the first four months.

               Pursuant to the 1985 Stock Option Plan and the Incentive Plan, all awards immediately become exercisable in full, in the case of options, or fully vested and no longer subject to any forfeiture (unless otherwise provided in the applicable award agreement) in the case of restricted shares, (i) upon any merger or consolidation of the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than 50% of the combined voting power of the resulting outstanding voting securities in substantially the same proportion as their pre-merger or pre-consolidation ownership; (ii) upon the transfer of all or substantially all of the business and/or assets of the Company, or assets representing over 50% of the Company's operating revenue of the Company; or (iii) if any person who was not, on April 21, 1995, a controlling person (as defined in Rule 405 under the Securities Act of 1933, as amended) ("Controlling Person") becomes either (x) the beneficial owner of over 50% of the Company's outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person.

                             PRINCIPAL STOCKHOLDERS

               The following table sets forth certain information with respect to beneficial ownership of the Company's voting stock as of April 16, 2001, by each of the Named Executive Officers, all current directors, and all current directors and Named Executive Officers as a group, and each person known by the Company to be the beneficial owner of more than five percent of the Company's voting stock, except as qualified by the information set forth in the notes to this table:

                                                                                 SHARES
                                                                                 BENEFICIALLY       PERCENTAGE
NAME                                                                             OWNED (1)          OWNED (2)
----                                                                             ---------          ---------
Abbott Laboratories                                                                 2,000,000             10.8%
100 Abbott Park Road
Abbott Park, IL 60064

Stephen Feinberg (3)                                                                1,919,702             10.4%
Cerberus Partners, L.P.
450 Park Avenue
New York, NY  10022

Wellington Management Company, LLP (4)                                              1,368,500              7.3%
75 State Street
Boston, Massachusetts  02109

FMR Corp. (5)                                                                       2,542,100             13.7%
82 Devonshire Street
Boston, MA  02109

J. Robert Buchanan (6)                                                                16,429                 *

Stephen D. Chubb (7)                                                                  32,379                 *

Roger J. Mason (8)                                                                    141,457                *

William P. Moffitt (9)                                                                583,984              3.1%

Lionel N. Sterling (10)                                                               132,872                *

Noah J. Kroloff (11)                                                                  138,562                *

Michael Zelin (12)                                                                    217,887              1.2%

Anne M. VanLent (13)                                                                  14,268                 *

All current directors and Named Executive Officers as a group                         1,277,838            6.9%
(8 persons) (14)

-----------------

*       Less than one percent.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days, by June 16, 2001, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them.

(2) The "Percentage Owned" calculations are based on the outstanding shares of Common Stock as of April 16, 2001.

(3) Pursuant to a Form 4 filed by Stephen Feinberg, dated November 6, 2000, securities reported as being beneficially owned by Cerberus Partners L.P. ("Cerberus"), Cerberus International Ltd. ("International"), and certain private investment funds (the "Funds") consist of 1,919,702 shares of Common Stock. Mr. Feinberg possesses sole voting and dispositive power over the 1,919,702 shares held by Cerberus, International and the Funds.

(4) Pursuant to Schedule 13G filed by Wellington Management Company, LLP ("WMC"), dated February 13, 2001, securities reported as being beneficially owned by WMC consist of 1,368,500 shares owned of record by clients of WMC, which WMC, in its capacity as investment adviser, may be deemed to beneficially own. Of this number, WMC shares voting power over 467,400 shares and has no voting power over 901,100 shares.

(5) Pursuant to Schedule 13G/A of FMR Corp., dated February 14, 2001, securities reported as being beneficially owned by FMR Corp. consist of 2,542,100 shares beneficially owned by its subsidiary, Fidelity Management & Research Company ("Fidelity"), as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fidelity funds, each has sole investment power but the funds' Boards of Trustees have sole voting power over such shares. The ownership of one investment company, Fidelity Small Cap Stock Fund, consists of 1,019,100 shares or 5.545% of the Common Stock outstanding.

(6) Consists of 3,692 shares held by Dr. Buchanan and 12,737 shares which Dr. Buchanan has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 1,250 shares which Dr. Buchanan has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(7) Consists of 8,167 shares held by Mr. Chubb and 24,212 shares which Mr. Chubb has the right to acquire upon the exercise of stock options under the 1985 and Incentive Plans. Does not include 5,000 shares which Mr. Chubb has the right to acquire upon the exercise of options under the Incentive Plan which are not exercisable within 60 days.

(8) Consists of 20,000 shares held by Mr. Mason and 121,457 shares which Mr. Mason has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 52,703 shares which Mr. Mason has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(9) Consists of 275,371 shares held by Mr. Moffitt and 308,613 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 255,521 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(10) Consists of 6,167 shares held by Mr. Sterling, 108,493 total shares that Mr. Sterling has the right to acquire on an equal one-third basis from each of John Whitehead, Peter Whitehead and Susan Whitehead, and 18,212 shares which Mr. Sterling has the right to acquire upon the exercise of options under the 1985 and Incentive Plans.

(11) Consists of 22,000 shares held by Mr. Kroloff and 116,562 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 27,966 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(12) Consists of 48,629 shares held by Mr. Zelin and 169,258 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 89,999 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

(13) Consists of 5,655 shares held by Ms. VanLent and 8,613 shares which Ms. VanLent has the right to acquire upon the exercise of options under the Incentive Plan.

(14) Includes 779,664 shares which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 432,439 shares which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable within 60 days.

                              CERTAIN TRANSACTIONS

ABBOTT LABORATORIES

               On September 2, 1998, the Company and Abbott Laboratories ("Abbott") entered into agreements (the "Alliance Agreements") providing for a long-term sales, marketing and research alliance. The Alliance Agreements comprise a Distribution Agreement, a Research Agreement, a Stock Purchase Agreement, a Standstill Agreement and a Registration Rights Agreement.

               Under the Distribution Agreement, Abbott has become, subject to the existing rights of the Company's other international distributors, the exclusive worldwide distributor of the Company's hand-held blood analyzer products (including cartridges) and any new products the Company may develop for use in the professionally attended human healthcare delivery market. Abbott has assumed the Company's current product sales to U.S. customers that were in place as of the inception of the Distribution Agreement (the "Base Business") at no profit to Abbott, and the Company and Abbott will share in the incremental profits derived from product sales beyond the Base Business. Abbott agreed to prepay to the Company a total of $25,000,000 during the first three years of the Distribution Agreement, as guaranteed future incremental product sales. Such prepayments are amortized to revenue as incremental cartridges are sold to Abbott over the first three years of the Agreement. Prepayments in amounts of $5,000,000, $4,000,000 and $10,800,000 were received in September 1998, January
1999 and January 2000, respectively. The final prepayment of $5,200,000 was received in January 2001. Distribution under the Distribution Agreement commenced in the United States on November 1, 1998 and a subsequent international rollout commenced in various countries during the second half of 1999. As a result of the Distribution Agreement, the majority of the Company's revenues are now derived from Abbott.

               The Distribution Agreement expires on December 31, 2003, subject to automatic extensions for additional one-year periods unless either party provides the other with at least 12 months prior written notice, except that the Company may terminate the Distribution Agreement after December 31, 2001 if Abbott fails to achieve a three-year milestone minimum growth rate in sales of the Company's products covered by the Distribution Agreement. If the Distribution Agreement is terminated, other than (i) by the Company for cause or for Abbott's failure to achieve the minimum growth rate; or (ii) by Abbott if Abbott delivers the requisite notice terminating the Distribution Agreement after the initial term, then the Company will be obligated to pay to Abbott a one-time termination fee calculated to compensate Abbott for a portion of its costs in undertaking the distribution relationship, and residual payments for five years following termination based on a percentage of Abbott's net sales of the Company's products during the final twelve months of the Distribution Agreement. In the event that such termination occurs within the first three years of the Distribution Agreement, the Company also must refund to Abbott any prepayments made and not yet credited to Abbott at the time of such termination.

               Under the terms of the Research Agreement, the Company may conduct research and develop products primarily to be commercialized by Abbott. Such research and development will be funded by Abbott and Abbott will have exclusive worldwide commercialization rights to the products developed under the Research Agreement, subject to certain limitations. The Company and Abbott will jointly own the intellectual property which is developed during the course of work performed under the Research Agreement. Abbott currently is not funding any of the Company's research and development programs. The Research Agreement terminates upon expiration or termination of the Distribution Agreement, unless earlier terminated as provided therein. Upon such expiration or earlier termination, both the Company and Abbott will be permitted to distribute the products developed under the Research Agreement in the territory covered by the Distribution Agreement.

               Under the Stock Purchase Agreement, Abbott purchased 2,000,000 shares (the "Purchased Shares") of the Company's Common Stock, at a price of $11.35 per share, resulting in net proceeds of $20,641,000. The Purchased Shares represent approximately 10.8% of the outstanding voting securities of the Company. The Stock Purchase Agreement, together with the Registration Rights Agreement, contains certain terms and conditions pertaining to the voting and transfer of the Purchased Shares.

               The Standstill Agreement provides for limitations on Abbott's ability to purchase the Company's Common Stock or to propose any merger or business combination with the Company or purchase of a material portion of the Company's assets.

               The foregoing description of the Alliance Agreements is qualified in its entirety by reference to the actual text of such agreements, copies of which were filed with the Securities and Exchange Commission as exhibits to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

LOANS TO MR. MOFFITT

               In connection with a restricted stock award made to William P. Moffitt, the Company's President and Chief Executive Officer, in 1999, the Company has agreed to loan Mr. Moffitt such amounts as he may require to cover taxes payable in respect of such award. These loan arrangements are described more fully elsewhere in this Proxy Statement under the section entitled "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."



                             STOCKHOLDER INFORMATION

               ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN, IF NOT ALREADY RECEIVED, FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, BY WRITTEN REQUEST ADDRESSED TO i-STAT CORPORATION, 104 WINDSOR CENTER DRIVE, EAST WINDSOR, NEW JERSEY 08520, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                          FUTURE STOCKHOLDER PROPOSALS

               The Company must receive at its principal office before December 31, 2001, any proposal which a stockholder wishes to submit for the 2002 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.

                                                   Esteban A. Ferrer
                                                   Secretary


April 30, 2001

                                     ANNEX 1

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

The first paragraph of Article FOURTH is hereby deleted and replaced to read in its entirety as follows:

        FOURTH: The total number of shares of all classes of capital stock which the Corporation is authorized to issue is fifty-seven million (57,000,000) shares, of which fifty million (50,000,000) shares shall be shares of common stock, the par value of which is fifteen cents ($.15) per share (the "Common Stock") and seven million (7,000,000) shares shall be shares of preferred stock, the par value of which is ten cents ($.10) per share (the "Preferred Stock).

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER



INTRODUCTION

        i-STAT Corporation's executive management is primarily responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors has responsibility to oversee management's exercise of these responsibilities. To assist the Board, the Corporation has established, through its bylaws, an Audit Committee whose authority and responsibilities are described by this Charter.

PURPOSE

        This Charter is created in order to define the Audit Committee's objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Audit Committee members, management, external and internal auditors a clear understanding of their respective roles. This Charter will be reviewed on an annual basis by the Audit Committee and will be reaffirmed by the Board of Directors.

MISSION STATEMENT

        Oversight of the financial reporting process, the system of internal controls and the audit process.

GENERAL GUIDELINES

SIZE, COMPOSITION AND TERM OF APPOINTMENT

- The Audit Committee is a committee of the Board of Directors and shall consist of no fewer than two directors. The Committee shall be made up entirely of outside directors who are independent of management. The Board of Directors shall appoint the Audit Committee's Chairperson and members annually.

MEETINGS

- The Committee will meet on a quarterly basis and special meetings can be called when circumstances require.

OVERSIGHT BY THE BOARD OF DIRECTORS

- The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

- The Board will determine annually that the Committee's members are independent and that the Committee has fulfilled its duties and responsibilities.

AUTHORITY

- The Committee derives its authority from the By-Laws of the Corporation and is hereby given all resources and authority necessary to properly discharge its duties and responsibilities. The Committee acts on the Board's behalf in matters outlined below.

INDEPENDENT AUDITORS

- The Committee will approve management's recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

- The Committee will also review with management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves, and proposed fee arrangements for ongoing and special projects.

- The Committee will review with management and the independent public accountants their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

- The Committee will review with management and the independent public accountants the Company's compliance with laws and regulations having to do with accounting and financial matters.

- The Committee and the Board of Directors should consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

FINANCIAL STATEMENTS

- The Committee will review with management and the independent public accountants, the Company's interim and year-end financial statements, including management's discussion and analysis, and audit findings (including any significant suggestions for improvements provided to management by the Internal Audit Director, if any, and the independent public accountants). Such review will include a discussion of significant adjustments recorded or adjustments passed.

- The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies, that have an effect on the financial statements.

- The Committee will inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements.

- The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the accounting period and, if so, how they were resolved or if not resolved, inquire as to the disagreements.

PRIVATE DISCUSSIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

- The Committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of financial and accounting personnel and the internal audit staff.

AREAS REQUIRING SPECIAL ATTENTION

- The Committee will instruct the independent public accountants and the Internal Audit Director, if any, that the Committee expects to be advised if there are any areas that require special attention.

POST-AUDIT REVIEW

- The Committee will review with management and the independent public accountants the annual Management Letter comments and management's responses to each.

- The Committee will ask the independent public accountants what their greatest concerns were (including any serious difficulties encountered) and if they believe anything else should be discussed with the Committee that has not been raised or covered elsewhere.

LITIGATION

- The Committee will discuss/review with management, company counsel, and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Company's financial statements.

INTERNAL AUDIT

- The Committee will review with the Internal Audit Director, if any, the annual internal audit plans, scheduling, and staffing. [Note: The Committee anticipates that the Company will have an internal audit function in the future, as the Company grows. The Charter anticipates a future internal audit function.]

- The Committee will review the activities, organizational structure, and qualifications of the internal audit function. The Internal Audit Director, if any, shall have a direct line of communication to the Audit Committee. The Committee will provide the Internal Audit Director, if any, the authority to examine all records and issue independent reports in order to provide objectivity with the internal audit area.

- The Committee will meet privately with the Internal Audit Director, if any, to request his opinion on various matters including the quality of the independent public accountants and any matters that the Internal Audit Director believes should be reported to the Committee.

- The Committee will receive and review quarterly the Internal Audit Activity Report prepared by the Internal Audit Director, if any.

- Annually, the Committee will review the continuing professional education for the year of the internal audit staff members.

                                   APPENDIX B

                     IDENTITY OF ISSUERS USED IN PEER GROUP

Acuson Corp.                            Endocare Inc.                        Premier Laser Systems CLA.
American Dental Tech. Inc.              Endosonics Corp.                     Protocol Systems Inc.
Applied Biometrics Inc.                 Escalon Medical Corp.                Q-Med Inc.
Aradigm Corporation                     Everest Medical Corp.                Rehabilicare Inc.
Arrhythmia Research Tech                Fonar Corp.                          Rockwell Medical Technologies
Arthrocare Corp.                        Healthtronics, Inc.                  Saint Jude Medical Inc.
Bio-Logic Systems Corp.                 Healthwatch Inc.                     Somanetics Corp.
Cambridge Heart Inc.                    Henley Healthcare Inc.               Spacelabs Medical Inc.
Candela Corp.                           HIE Inc.                             Spectranetics Corp.
Cardiac Pathways Corp.                  Imatron Inc.                         Spectrx Inc.
Cardiodynamics Intl. Corp.              Instrumentarium Corp.                Surgical Laser Technologies
Cholestech Corporation                  Invivo Corporation                   TLC Laser Center Inc.
CNS Inc.                                Iridex Corp.                         Trimedyne Inc.
Colorado Medtech Inc.                   Laserscope                           Urologix Inc.
Computer Motion Inc.                    Lectec Corp.                         Uroquest Medical Corp.
Conmed Corp.                            Lunar Corp.                          Valley Forge Scientific
Criticare Systems Inc.                  Luxtec Corp.                         Vasomedical Inc.
Datascope Corp.                         Medstone International Inc.          Vista Medical Tech. Inc.
Diametrics Medical Inc.                 Medtronic Inc.                       Visx Inc.
Dynatronics Corp.                       Neopath Inc.                         World Heart Corp.
EDAP TMS SA ADR                         Pharmanetics Inc.                    Zevex International Inc.
Elbit Medical Imaging                   Photoelectron                        Zoll Medical Corporation
Elscint Ltd.                            PLC Systems, Inc.

                               i-STAT CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001

              Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

              William P. Moffitt and Roger J. Mason, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock of i-STAT Corporation held of record by the undersigned on April 16, 2001, as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 30, 2001, and at any adjournments, which matters were unknown to the Board of Directors prior to making this solicitation, as if the undersigned were present and voting at the meeting.

              THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.

                          CONTINUED ON THE REVERSE SIDE

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.


ITEM I.   ELECTION OF DIRECTORS DULY NOMINATED AND LISTED BELOW:

                                          TO WITHHOLD AUTHORITY
                      For All Nominees    to vote for all nominees listed below      Exception *
                            [ ]                           [ ]                            [ ]

     Nominees: J. Robert Buchanan, Stephen D. Chubb, William P. Moffitt, Lionel
N. Sterling and Anne M. VanLent

     *INSTRUCTION: To withhold authority to vote for any nominee(s) write that nominee's name on the space provided below and check Exception box.
________________________________

ITEM II.  RATIFICATION OF ACCOUNTANTS: Ratify the appointment of
          PricewaterhouseCoopers LLP as independent accountants for 2001.

                  FOR  [ ]           AGAINST [ ]          ABSTAIN [ ]

ITEM III. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION:

                  FOR  [ ]           AGAINST [ ]          ABSTAIN [ ]

                           If you have noted an address change or comments on either side of this card, mark here:

                           ____________________________________________________

                           ____________________________________________________

                           (NOTE: Signature should agree with the name stenciled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign. For an account in the name of two or more persons, each should sign or if one signs, he or she should attach evidence of authority.)

                           DATED ________________________, 2001

                           ___________________________________________
                           Signature

                           ___________________________________________
                           Signature if held jointly

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [ ]